EXHIBIT 11.1

CPI CORP.
Computation of Per Common Share Loss - Diluted
(Unaudited)

in thousands, except share and per share data	12 Weeks Ended		24 Weeks Ended
	July 25, 2009	July 19, 2008	July 25, 2009	July 19, 2008
Diluted:
Net loss applicable to common shares:
From continuing operations	$(3,429)	$(3,412)	$(1,099)	$(3,500)
From discontinued operations	-	(189)	-	(357)

Net loss	$(3,429)	$(3,601)	$(1,099)	$(3,857)

Shares:
Weighted-average number of common shares outstanding	9,180,835	17,063,381	9,390,707	17,054,575
Dilutive effect of exercise of certain stock options	- *	- **	- ***	-	****
Less: Treasury stock - weighted-average	(2,175,591)	(10,595,319)	(2,413,686)	(10,595,319)

Weighted-average number of common and common equivalent shares outstanding	7,005,244	6,468,062	6,977,021	6,459,256

Net loss per common and common equivalent shares:
From continuing operations	$(0.49)	$(0.53)	$(0.16)	$(0.54)
From discontinued operations	-	(0.03)	-	(0.06)

Net loss	$(0.49)	$(0.56)	$(0.16)	$(0.60)

*	The effect of stock options in the amount of 35,895 shares was not considered as the effect is antidilutive.

**	The effect of stock options in the amount of 4,329 shares was not considered as the effect is antidilutive.

***	The effect of stock options in the amount of 17,948 shares was not considered as the effect is antidilutive.

****	The effect of stock options in the amount of 4,552 shares was not considered as the effect is antidilutive.